PARTNERSHIP INTEREST AND ASSET
                               PURCHASE AGREEMENT

                                     between

                          DOBSON CELLULAR SYSTEMS, INC.

                                       and

                               CELLCO PARTNERSHIP
                             D/B/A VERIZON WIRELESS


                          DATED AS OF DECEMBER 6, 2001

                PARTNERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

     THIS PARTNERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of December 6, 2001 by and between DOBSON CELLULAR SYSTEMS, INC., an Oklahoma corporation ("Seller") and CELLCO PARTNERSHIP, a Delaware general partnership, d/b/a Verizon Wireless ("Purchaser").

                                 R E C I T A L S

     WHEREAS, Gila River Cellular General Partnership, an Arizona general partnership (the "Partnership") holds the necessary FCC Authorizations (as defined in Article IV) to operate the Frequency Block B cellular system (the "Cellular System") in the Arizona 5 - Gila Rural Service Area ("RSA") (the "Cellular Area"); and

     WHEREAS, Seller, as successor by merger to Dobson Cellular of Arizona, Inc., and Gila River Telecommunications, Inc., successor to Gila River Telecommunications Subsidiary, Inc., ("GRT") are partners of the Partnership pursuant to that certain Second Amended and Restated Partnership Agreement of the Partnership dated September 30, 1997 (the "Partnership Agreement"); and

     WHEREAS, the Partnership is engaged in the business of marketing, selling and providing cellular telephone service in the Cellular Area (such business, as conducted by the Partnership, is referred to herein as the "Business"); and

     WHEREAS, Seller manages, and since September 30, 1997 has managed, the Business as system manager to the Partnership pursuant to the Partnership Agreement (the "System Manager"); and

     WHEREAS, Seller holds (i) an interest in the Partnership (the "Interest") which entitles it to 75% of the Partnership's income and losses and (ii) title to the Switch (as defined herein); and

     WHEREAS, Seller desires to sell and the Purchaser desires to purchase the Interest and the Switch.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller, on the dates specified herein, all of Seller's right, title and interest in and to the Interest and the Switch (the Interest and the Switch may sometimes be referred to as the "Purchased Assets") in exchange for the payment of the Purchase Price (as defined herein), and the assumption by Purchaser of Seller's obligations under the Partnership Agreement. For avoidance of doubt, Purchaser hereby acknowledges and agrees that nothing herein will be deemed to have transferred, assigned or otherwise conveyed to Purchaser any debt owed by the GRT to Seller or its Affiliates or any claims relating thereto or arising therefrom, all of which shall remain the property of Seller and its Affiliates.

                                   ARTICLE II
                             INSTRUMENTS OF TRANSFER

     At the Closing, (i) Seller and Purchaser shall enter into an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto (the "Partnership Assignment and Assumption Agreement"), (ii) Seller shall deliver to Purchaser the original of its partnership interest certificate representing the Interest and (iii) Seller shall deliver to Purchaser a FIRPTA Certificate as required by Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"). At the Second Closing (as defined herein), Seller shall execute and deliver to Purchaser a Bill of Sale substantially in the form of Exhibit B attached hereto (the "Bill of Sale").

                                   ARTICLE III
                                 PURCHASE PRICE

     Section 3.01. Purchase Price. The total purchase price for the Purchased Assets shall be Eighty Five Million Dollars ($85,000,000.00) (the "Base Price"), as adjusted in accordance with the provisions of Section 3.04 hereof (as adjusted, the "Purchase Price").

     Section 3.02. Indemnity Escrow. At Closing, Purchaser will deposit by wire transfer of immediately available funds an amount equal to four percent (4%) of the Purchase Price (the "Escrowed Amount") with J.P. Morgan Trust Company, National Association (the "Escrow Agent"), to be held, invested and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement substantially in the form of Exhibit C attached hereto (the "Escrow Agreement").

     Section 3.03. Payment of Purchase Price. The Purchase Price, less the Escrowed Amount and less any Taxes Purchaser is required by law to withhold or remit to any taxing authority on account of the transactions contemplated hereby, shall be payable by wire transfer of immediately available funds to Seller at Closing ("Seller's Closing Payment").

     Section 3.04. Purchase Price Adjustment.

     (a) As used in this Section 3.04, the following terms shall have the meaning set forth below:

     "Current Assets" means the following assets owned by the Partnership: (i) customer accounts receivable, including roaming accounts receivable (except any such accounts receivable owed by Seller or any Affiliate of Seller) excluding an allowance for uncollectible accounts receivable (not including roaming accounts receivable) calculated as follows: 2% for subscriber receivables that are less than or equal to 30 days past due, 5% for subscriber receivables that are between 31 and 60 days past due, 20% for subscriber receivables that are between 61 and 90 days past due and 100% for subscriber receivables that are more than 90 days past due, (ii) inventory, including cellular telephone handsets and ancillary equipment held for sale to subscribers, valued in accordance with GAAP consistently applied, and (iii) prepaid items relating to the Business, including prepaid rent, property taxes, utility charges, fees and deposits paid (but excluding prepaid insurance), all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP consistently applied. A physical audit of the Partnership's inventory will be taken by representatives of Seller and Purchaser during the afternoon or evening prior to the Closing Date, the results of which shall be final and binding upon the parties (i.e., the physical inventory count shall not be reviewable by the Independent Accountant pursuant to Section 3.04(d) below) for purposes of determining the number and type of inventory items existing as of the Closing, which information shall be used to derive the value of the inventory of the Partnership included as Current Assets and reflected on the Closing Certificate.

     "Current Liabilities" means the Partnership's liabilities that are of a type determined to be "current liabilities" in accordance with GAAP.

     "GAAP" means generally accepted accounting principles consistently applied.

     (b) The Base Price shall be increased (or decreased) by seventy-five percent (75%) of the amount by which Current Assets exceed (or are less than) Current Liabilities as of the Closing Date (the "Working Capital Adjustment").

     (c) Seller shall prepare and submit to Purchaser, not later than 5 business days prior to the Closing Date, a written good faith estimate of the amount of the Working Capital Adjustment (the "Adjustment") in accordance with this
Section 3.04 and Seller's estimate of the Purchase Price resulting from the Adjustment ("Seller's Estimate"). Seller's Estimate shall be accompanied by supporting documents, work papers, subscriber records and other data supporting the Adjustment and Seller's Estimate. Seller's Estimate shall be based upon the books and records of the Business. Seller's Estimate shall be accompanied by a certificate signed by an officer of Seller certifying that the Seller's Estimate was calculated in good faith and in accordance with the provisions of this
Section 3.04. After the delivery of Seller's Estimate and prior to the Closing, Purchaser and Seller shall attempt to resolve any disputes between Seller and Purchaser with respect to Seller's proposed Adjustment. In connection therewith, Purchaser shall have full access to Seller's records related to Seller's proposed Adjustment. Prior to Closing, Purchaser shall advise Seller in writing as to any dispute Purchaser has with Seller's Estimate and provide to Seller Purchaser's calculation of the Adjustment and the Purchase Price, accompanied by a certificate signed by a senior officer of Purchaser certifying that Purchaser's calculation was made in good faith and supporting documents and information, to the extent the same is available to Purchaser ("Purchaser's Estimate"). In the event Purchaser's Estimate of the Purchase Price is less than $100,000 less than Seller's Estimate, the Closing shall proceed with the Purchase Price based upon Seller's Estimate. In the event the Purchaser's Estimate of the Purchase Price is more than $100,000 less than Seller's Estimate, then the mid-point between Seller's Estimate and Purchaser's Estimate shall be used as the Purchase Price for purposes of Closing.

     (d) Within 60 days after the Closing Date, Seller shall deliver to Purchaser a certificate (the "Closing Certificate") signed by a senior officer of Seller providing a compilation of the Adjustment to be made pursuant to this
Section 3.04 including any changes in the Adjustment used to determine the Purchase Price at Closing, together with a copy of any supporting documents, work papers, subscriber records and other data relating to such Closing Certificate and such other supporting evidence as Purchaser may reasonably request either prior to or after delivery thereof. If Purchaser shall conclude that the Closing Certificate does not accurately reflect the adjustment to be made to the Base Price in accordance with this Section 3.04, Purchaser shall, within 40 days after their receipt of the Closing Certificate (such 40 day period being referred to as the "Response Period"), deliver to Seller a written statement of any discrepancies believed to exist. If Purchaser fails to so notify Seller of any discrepancies, then the calculation of the Purchase Price set forth in the Seller's Closing Certificate shall be controlling for all purposes hereof and Purchaser or Seller, as the case may be, shall on or before the fifth day following the expiration of the Response Period pay to the other the amount which it is obligated to pay in accordance with the Closing Certificate. On or before the fifth day following the earlier to occur of the expiration of the Response Period and the date Seller receives Purchaser's statement of discrepancies, Purchaser or Seller, as the case may be, shall pay the other the amount, if any, as to which there is no discrepancy. Purchaser and Seller shall use good faith efforts to jointly resolve their discrepancies within 15 days of Seller's receipt of Purchaser's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to further dispute or review. If Purchaser and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15 day period, then the matter shall be submitted to KPMG, LLP (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Seller and Purchaser at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, accountants or counsel. The Independent Accountants shall promptly render a decision on the issues presented, and such decision shall be final and binding on the parties. Within 5 days of receipt of the Independent Accountants' decision with respect to such dispute, if Purchaser is determined to owe an amount to Seller, Purchaser shall pay such amount thereof to Seller, and if Seller is determined to owe an amount to Purchaser, Seller shall pay such amount thereof to Purchaser. All amounts owed by Purchaser or Seller to the other in accordance with this Section 3.04(d) shall be paid by wire transfer of immediately available funds and shall not bear any interest.

     Section 3.05. Preliminary Tax Certificate. At or before the Closing, Seller will deliver to Purchaser a tax clearance certificate from the State of Arizona for all periods through the last completed calendar month prior to the Closing Date (provided that if the Closing Date shall occur during the first twenty days of a calendar month, the certificate shall be for the period through the next previous completed calendar month), indicating that all tax returns required to have been filed by the Partnership through and including such date have been filed and that all Taxes required to be paid by the Partnership, as shown on such returns, have been paid (the "Preliminary Tax Certificate"). If Seller is unable to deliver the Preliminary Tax Certificate because the Partnership has not paid all Taxes which it was required to pay to the applicable jurisdiction, then Purchaser shall have the option of paying such Taxes on the Closing Date on behalf of the Partnership, and reducing the amount of the Seller's Closing Payment by the amount of such tax payment, which shall be treated for purposes of this Agreement as a payment on account of the Purchase Price. Purchaser shall furnish Seller at Closing with appropriate evidence of any such payment.

                                   ARTICLE IV
                                     CLOSING

     Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island 02903, on the date (the "Closing Date") which is the latest of (a) the second (2nd) day after the date that the Federal Communications Commission ("FCC") consent to the transfer of control of the Partnership with respect to the Partnership's (i) FCC licenses, consents, permits and authorizations to operate the Cellular System (the "Cellular Authorizations") and microwave paths used in connection with the Cellular System (the "Microwave Authorizations"), and (ii) construction permits, if any, that have been issued by the FCC to the Partnership with respect to the construction of a cellular telecommunications system in the Cellular Area (the "FCC Construction Permits," and together with the Cellular Authorizations and the Microwave Authorizations, the "FCC Authorizations"), from Seller to the Purchaser shall have become a Final Order (as defined in Section 8.04) or (b) the date on which all conditions to Closing set forth in Articles VIII and IX hereof have been satisfied or waived; provided if such latest date is not a business day, the Closing Date shall be the next following business day.

                                    ARTICLE V
                            SELLER'S REPRESENTATIONS

     To the extent that a representation or warranty given by Seller in this Agreement relates to the Partnership, its assets or activities, such representation or warranty shall only cover the time period from and after September 30, 1997 (the date Seller acquired the Interest from U S West New Vector Group, Inc. ("New Vector") and others); provided, however, that with respect to switching, billing and customer care services of the Partnership, any such representation or warranty shall only cover the time period from and after the date (the "Services Termination Date") New Vector ceased providing such services to the Partnership under the Services Agreement dated September 30, 1997 between Seller and New Vector, as such agreement may have been extended from time to time. Subject to the preceding sentence, Seller, in its capacity as owner of the Purchased Assets and in its capacity as System Manager, hereby represents, warrants, covenants and agrees, as of the date hereof and also at and as of the Closing Date, and, with respect to the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.07(a), 5.08, 5.09, 5.10,
5.13, 5.14(c), 5.15 and 5.17 to the extent they relate to the Switch, also at and as of the date of the Second Closing (except to the extent that a representation or warranty is given as of a particular date in which case such representation or warranty shall be made only as of such particular date), which representations, warranties, covenants and agreements, together with all other representations, warranties, covenants and agreements of Seller in this Agreement, shall survive the Closing as provided in Section 11.06, that:

     Section 5.01. Organization, Qualification. (a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation and has all necessary corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents, as defined below. Seller has the power and authority to execute and deliver and, subject to Seller obtaining the Required Consents and giving the Required Notices, perform its obligations under this Agreement and the other Transaction Documents, as defined below, and to undertake the transactions contemplated hereby and thereby. As used herein, the term "Transaction Documents" means this Agreement, the Transition Services Agreement dated October 29, 2001 between Seller and Purchaser (the "Transition Services Agreement") and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by the parties or any one or more of them in accordance with the provisions of this Agreement.

     (b) The Partnership is a general partnership duly organized and validly existing under the laws of the State of Arizona, and has all necessary power and authority to own and operate its properties and to carry on its business as is now being conducted or proposed to be conducted. A true and complete copy of the Partnership Agreement, has previously been delivered to the Purchaser. The Partnership Agreement has not been amended and no rights thereunder have been waived by Seller or, to Seller's knowledge, GRT where such waiver is currently in effect. The Partnership does not own, or have any other proprietary interest (of record, beneficial or equitable) in, any Person.

     (c) Seller and, to Seller's knowledge, GRT are the only partners in the Partnership. Schedule 5.01(c) accurately sets forth Seller's ownership interest in the Partnership and to Seller's knowledge GRT's ownership interest in the Partnership. The Interest and to Seller's knowledge GRT's interest in the Partnership have been duly authorized and validly issued and are fully paid. There are no subscriptions, warrants, options, convertible securities, calls, rights, contracts, understandings or commitments of any character obligating the Partnership to issue, deliver or sell any interest in the Partnership to any Person. Except as set forth on Schedule 5.01(c), there are no subscriptions, warrants, options, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions (except for the sovereign immunity of GRT and the rights and obligations relating thereto) or arrangements relating to the Interest or, to Seller's knowledge, the partnership interest held by GRT other than as set forth in the Partnership Agreement.

     Section 5.02. Authorization, Execution and Delivery of Agreement and Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the transfer of the Purchased Assets to Purchaser have been duly and validly authorized and approved by all necessary corporate action, including approval by Seller's Board of Directors. This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Seller, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally.

     Section 5.03. Title to Interest and Condition of Assets.

     (a) Seller holds good and marketable title to the Interest, free and clear of all Liens except for the Liens listed on Schedule 5.03(a)(i) which will be discharged at Closing. Seller holds good and marketable title to the Switch. Such title is free and clear of all Liens except for Permitted Liens and except for the Liens listed on Schedule 5.03(a)(ii) which will be discharged at Closing. Seller has full power, right and authority to sell and convey to Purchaser good and marketable title to the Interest, free and clear of all Liens. Seller has full power, right and authority to sell and convey to Purchaser good and marketable title to the Switch. Seller has full power, right and authority to sell and convey to Purchaser title to the Switch free and clear of all Liens other than Permitted Liens. Seller has satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments in the Partnership and is not in default under the Partnership Agreement. Seller's balance in its capital account in the Partnership represents 75% of the aggregate balances in the capital accounts of the partners of the Partnership.

     (b) The Partnership has good and marketable title or a valid leasehold or license interest, as applicable, to all of its properties and assets, real, personal and mixed, including all properties and assets identified on Schedule 5.03(b)(i) and all properties and assets reflected in the Balance Sheet (as defined in Section 5.14) and not sold, retired or otherwise disposed of since the date thereof in the ordinary course of the Business consistent with past practices, free and clear of all Liens except for Permitted Liens and except for the Liens listed on Schedule 5.03(b)(ii) which will be discharged at Closing. Except as set forth on Schedule 5.03(b)(ii), the Partnership owns or has valid and enforceable rights to use all material rights, assets and property necessary or material to operate the Business as it is currently operated. Except as listed on Schedule 5.03(b)(ii), neither Seller or any Affiliate of Seller (other than the Partnership) nor, to the Seller's knowledge, GRT or any Affiliate of GRT (other than the Partnership) owns or has an interest in any asset used primarily in the Business.

     (c) All buildings, structures, facilities, fixtures, equipment and other items of tangible property and assets (excluding inventory), including all network equipment, owned or leased by the Partnership, and the Switch owned by Seller, are in good working condition and repair, subject to normal wear and maintenance and are located such that they are not materially encroaching on the property or rights of any Person.

     (d) Seller has not caused the Partnership to engage, and to Seller's knowledge the Partnership has not engaged, in any business other than the Business and Seller has not caused the Partnership to have, and to Seller's knowledge the Partnership does not have, any assets or liabilities that are not related to the Business.

     Section 5.04. Real Property. Schedule 5.04 lists all real property and interests in real property owned or leased by the Partnership and specifies the address or other description suitable to identify the property, a reasonable description of the use of each property, and which of the properties are owned and which are leased.

     (a) With respect to each parcel of Partnership-owned real property, and except for matters set forth on Schedule 5.04(a):

          (i) the Partnership has good and marketable title to the parcel of real property, free and clear of all Liens, except for Permitted Liens and except for the Liens listed on Schedule 5.03(b)(ii) which will be discharged at Closing;

          (ii) there are no leases, subleases, licenses, concessions, or other agreements to which the Partnership is a party or, to Seller's knowledge, subleases, licenses, concessions or other agreements to which the Partnership is not a party, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

          (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

     (b) With respect to each parcel of real property listed on Schedule 5.04, and except for matters set forth on Schedule 5.04(b):

          (i) the Partnership has valid and enforceable rights of physical and legal ingress and egress to and from such parcel; and

          (ii) neither Seller nor to Seller's knowledge the Partnership has received any notice of, and Seller has no knowledge of, any non-compliance with applicable building codes, zoning regulations, occupational health and safety Laws or any other Laws applicable to such parcel or the Partnership's or Seller's use or occupancy thereof.

     Section 5.05. [Intentionally Deleted.]

     Section 5.06. Contracts and Subscribers.

     (a) Set forth on Schedule 5.06(a) is a list of (x) all Contracts to which the Partnership is a party, and (y) all Contracts to which Seller or any of its Affiliates is a party that relate primarily to the Business (all Contracts described in clauses (x) and (y) collectively, the "Partnership Contracts"), in each case that are in existence on the date hereof and that fall within any one or more of the following categories:

          (i) any Contract with any present or former employee or consultant or for the employment of any person, including any consultant;

          (ii) any Contract with any labor union or other representative of employees;

          (iii) any confidentiality or non-disclosure agreement pursuant to which Seller or any of its Affiliates has agreed to keep, Seller has caused the Partnership to agree to keep or to Seller's knowledge, the Partnership has otherwise agreed to keep, information obtained from any other person or entity confidential;

          (iv) any Contract limiting or restraining the Partnership, Seller, an Affiliate of either or any successor thereto from engaging or competing in any manner or in any business;

          (v) any Contract between or among the Partnership and any of its partners, any Affiliate of Seller or any Affiliate of any shareholder of Seller;

          (vi) any retail store lease or cell site lease or license;

          (vii) any roaming agreement, interconnection agreement or contour extension agreement;

          (viii) any Contract with a third party to provide services to customers of the Partnership;

          (xi) any commission, representative, distributorship or sales agency Contract;

          (x) any conditional sale or lease under which the Partnership, Seller or any of its Affiliates is either purchaser or lessee relating to the partnership assets or any property at which the partnership assets are located;

          (xi) any note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money or for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person or entity;

          (xii) any Contract for any charitable or political contribution;

          (xiii) any license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or technical assistance;

          (xiv) any Contract granting power of attorney to any other person or entity;

          (xv) any Contract for the performance of services by a third party involving annual payments of $25,000 or more;

          (xvi) any Contract for the future purchase of, or payment for, supplies or products, involving in any one case $25,000 or more;

          (xvii) any Contract for any capital expenditure or leasehold improvement in excess of $25,000;

          (xviii) any equipment lease with annual payments of more than $12,000;

          (xix) any Contract having annual payments greater than $25,000 or a commitment of $75,000 or more in the aggregate; and

          (xx) any other material Contract not made in the ordinary course of business consistent with past practice.

Seller has heretofore delivered or made available to Purchaser true and correct copies of the Contracts existing on the date of this Agreement that are required to be set forth on Schedule 5.06(a), including all amendments, supplements and modifications thereto or waivers currently in effect thereunder. To Seller's knowledge, neither GRT nor any Affiliate of GRT (other than the Partnership) is a party to any Contract in existence as of the date hereof that relates primarily to the Business.

     (b) Except as disclosed on Schedule 5.06(b), Seller is not, and Seller has not caused the Partnership to be, and to Seller's knowledge, the Partnership is not, in Default in any material respect with respect to any Partnership Contract, and to Seller's knowledge there is no Default in any material respect by the other parties to any Partnership Contract. The Partnership Contracts are in full force and effect, enforceable against the Partnership, Seller or one of its Affiliates, as applicable, that is a party thereto in accordance with their terms.

     (c) As of July 31, 2001, there were approximately 15,948 subscribers of the Business. Schedule 5.06(c) sets forth the name of each of the price plans presently in the process of being implemented or presently covering the active subscribers of the Business, together with the approximate number of subscribers, as of July 31, 2001, under each such plan, and the approximate number of such subscribers whose account balances have been outstanding for more than 60 days.

     (d) To the knowledge of Seller, no party to a Partnership Contract (which party accounts for $50,000 or more annually in business with the Partnership) has informed Seller or to Seller's knowledge the Partnership of its intent to cancel or otherwise modify in any material respect, other than in the ordinary course of its relationship with the Partnership or the Business, or to decrease significantly or limit significantly its purchases, services, supplies or materials under such Partnership Contract.

     (e) Each roaming agreement between the Partnership and any carrier to which the Partnership has paid roaming charges in the past 12 months contains provisions requiring each party thereto to use a pre-call validation ("PV") system in all markets covered by such roaming agreement and that any call completed by the serving carrier under such roaming agreement shall be the sole responsibility of such serving carrier if either (i) a PV request has determined that the roamer placing such call is not a valid customer of the home carrier or
(ii) the call has been placed using an unauthorized ESN after entry to the Industry Negative File has become effective. Notwithstanding the foregoing sentence, in no event shall Seller or the Partnership be liable for any point to point validations where the carrier "assumes positive" (as such term is commonly understood in the industry) at the switch level.

     (f) Schedule 5.06(f) sets forth all products and services that the Partnership offers or provides to its subscribers of the Cellular System in addition to voice cellular service.

     Section 5.07. Governmental Licenses.

     (a) Schedule 5.07(a) lists all FCC Authorizations used by the Partnership in the Business. The Partnership holds all FCC Authorizations and those licenses, permits, certificates of public convenience and necessity of any other governmental body having jurisdiction over the Business, which are required in connection with the ownership and operation of the Business as it is presently being conducted (collectively referred to as the "Authorizations") except for such licenses, consents, permits, approvals and authorizations for which the failure to so hold would not be material. All FCC Authorizations are in full force and effect. Seller and the Partnership have complied in all material respects with the terms of the FCC Authorizations. True and correct copies of the FCC Authorizations, and all amendments thereto to the date hereof, have been delivered or made available by Seller to Purchaser.

     (b) To Seller's knowledge, there are no existing applications, petitions to deny or complaints or proceedings (other than proceedings affecting the wireless industry generally) pending before the FCC or any state public utility commission ("State PUC") having jurisdiction over the Business or the Partnership relating to the FCC or State PUC Authorizations or the Business. Neither Seller nor to Seller's knowledge the Partnership has received notice of any claim of material Default with respect to any of the FCC and State PUC Authorizations. None of the FCC Authorizations will be, or could be reasonably expected to be, adversely affected by consummation of any action of Seller taken in connection with the transactions contemplated hereby or by any other Transaction Document. The Partnership is the sole holder of the Authorizations.

     (c) The map attached hereto as Schedule 5.07(c) is a true and accurate depiction of the current Cellular Geographic Service Area and boundaries for the Cellular System in all material respects, as such term is defined in Section
22.911 of the FCC's rules, 47 C.F.R. Section 22.911.

     Section 5.08. Compliance with Laws. Except as set forth on Schedule 5.08, Seller is and, to Seller's knowledge, the Partnership is in material compliance with and Seller is not and has not caused the Partnership to be, and, to Seller's knowledge, the Partnership is not, in material Default under any statute, law, ordinance, regulation, judgment, decree, injunction, ruling, order or rule of any federal, state, local, foreign or other governmental or quasi-governmental agency or body ("Laws") applicable to the Business.

     Section 5.09. No Conflicts; Consents. Except for consent by the FCC to the transfer of control of the Partnership from Seller to Purchaser and the consents, authorizations and approvals identified on Schedule 5.09 (collectively, the "Required Consents") and the registrations, filings and notices identified on Schedule 5.09 ("Required Notices"), neither the execution and delivery of this Agreement nor any of the other Transaction Documents by Seller nor the performance by it of the transactions contemplated hereby or thereby will result in a Default under any term, condition or provision of, or require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person or governmental or regulatory official, body or authority under, (i) any Law to which Seller, the Partnership or the Business is subject, (ii) any Partnership Contract listed on Schedule 5.06(a) or any Authorization, (iii) the Partnership Agreement or (iv) the certificate of incorporation or bylaws of Seller, except, with respect to clause (i) above, where such Default or failure to gain a consent or file a notice would not be material.

     Section 5.10. Litigation and Legal Proceedings. Except as set forth on
Schedule 5.10, there is no outstanding judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Business) against Seller or the Partnership affecting the Business or the Purchased Assets, or which questions the validity of any action taken or to be taken by Seller pursuant to this Agreement or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement. Except as set forth on Schedule 5.10, there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Business) pending, or, to Seller's knowledge, threatened, against Seller or the Partnership the result of which, alone or in the aggregate, could reasonably be expected to adversely affect the Business or the Purchased Assets, or the transactions contemplated by this Agreement, and Seller has no knowledge of any reasonably likely basis therefor.

     Section 5.11. System Employees. The Partnership does not have any employees. Schedule 5.11 sets forth a true and complete list of the names and base salaries of all employees of the Seller primarily involved in the operation of the Business (the "System Employees"). Except as set forth on Schedule 5.11, Seller and the Partnership: (i) have in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to System Employees; (ii) are not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing; and (iii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any court, arbitrator or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Business or Seller), with respect to unemployment compensation benefits, social security or other benefits or obligations for System Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material pending or, to Seller's knowledge, threatened, claims or actions against Seller or the Partnership under any worker's compensation policy or long-term disability policy involving any System Employee. Except as set forth in Schedule 5.11, there are no actions, suits, claims or grievances pending, or, to the knowledge of Seller, threatened relating to any labor, safety or discrimination matters involving any System Employee, including charges of unfair labor practices or discrimination complaints. Neither the Partnership nor Seller has engaged in any unfair labor practice within the meaning of the National Labor Relations Act with respect to any System Employee or the Business. Except as set forth in
Schedule 5.11, neither the Partnership nor Seller is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or other labor union contract applicable to the Business and no such collective bargaining agreement is being negotiated by Seller or any Affiliate of Seller or the Partnership. There are no collective bargaining agreements covering any of the System Employees. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to Seller's knowledge threatened (a) union representation petitions respecting the System Employees, (b) efforts being made to organize any of the System Employees, or (c) strikes, slow downs, work stoppages, or lockouts or threats affecting the System Employees. Neither the Partnership nor Seller has made any representation, warranty or agreement with any of the System Employees or any other employees of Seller or the Partnership concerning employment with Purchaser after the Closing.

     Section 5.12. System Employee Benefits. The Partnership does not maintain or sponsor any System Employee Benefit Plans. Except as set forth on Schedule
5.12 attached hereto, Seller does not maintain or sponsor any System Employee Benefit Plans with respect to the System Employees. For purposes of this Agreement, the term "System Employee Benefit Plans" means any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller, the Partnership or any ERISA Affiliate of either (which means any Affiliate or any entity which is required to be aggregated with Seller or the Partnership under Section 414 of the Code). Each System Employee Benefit Plan has been established and administered in material compliance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws. None of the System Employee Benefit Plans is subject to Title IV of ERISA (including any multiemployer plan within the meaning of ERISA
Section 3(37) or 4001(a)(3)). No System Employee Benefit Plan provides, reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and none of the Partnership, Seller or any ERISA Affiliate of either has represented, promised or contracted (whether in oral or written form) to any System Employee (either individually or to System Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute. Except as set forth on Schedule 5.12, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any System Employee Benefit Plan or employment agreement or under any related trust or loan agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former System Employee. Neither Purchaser, the Partnership, nor any post-closing affiliate of Purchaser or the Partnership will be subject to any liability attributable to any System Employee Benefit Plan as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

     Section 5.13. Tax Matters. Except as set forth on Schedule 5.13 attached hereto, as relates to the Partnership or the Business, the Partnership has timely filed, and with respect to the Switch, Seller has timely filed, all Tax returns and statements which it was required to file, and has paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date. Except as set forth on Schedule 5.13, the Partnership has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency. To Seller's knowledge, there are no unresolved claims raised by any Tax authority concerning the Tax liability of the Partnership. Except as set forth on Schedule 5.13, all Taxes related to the Purchased Assets or the Business which the Partnership or Seller is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid.

     Section 5.14. Financial Statements.

     (a) The Purchaser has heretofore been furnished with the following information with respect to the Business:

          (i) true and complete copies of audited statements of income of the Partnership for the years ended December 31, 1999 and December 31, 2000 (such statements collectively, the "Historical Financial Statements"), such income statements being included in Schedule 5.14(a)(i); and

          (ii) true and complete copies of the unaudited balance sheet of the Partnership at July 31, 2001 (the "Balance Sheet") and the related unaudited statement of income of the Partnership for the seven-month period then ended (such statement together with the Balance Sheet, the "Current Financial Statements"), such balance sheet and income statement being included in Schedule 5.14(a)(ii).

     (b) Each of the Historical and Current Financial Statements delivered under
Section 5.14(a) above was prepared in accordance with GAAP applied on a basis consistent with prior periods and past practices except as otherwise stated therein and with respect to the Current Financial Statements, subject to normal recurring year-end adjustments and except in each case for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements; the balance sheets included in such Current Financial Statements fairly present the financial condition of the Partnership, as of the close of business on the date thereof and do not include any assets that are not intended to constitute part of the assets used in the Business after giving effect to the transactions contemplated hereby; and each of the statements of income included in such Historical and Current Financial Statements fairly presents the results of operations of the Partnership, for the fiscal period then ended.

     (c) Except as set forth on Schedule 5.14(c) attached hereto, with respect to the Business, since July 31, 2001, Seller has not and has not caused the Partnership to, and, to Seller's knowledge, the Partnership has not:

          (i) sold, assigned, or transferred any of the material, assets, properties or rights owned or leased by the Partnership (except pursuant to existing Partnership Contracts disclosed on any Schedule to this Agreement or inventory in the ordinary course of business consistent with past practice);

          (ii) entered into any other material transaction relating to the Business other than in the ordinary course of business consistent with past practices;

          (iii) suffered any material damage, destruction or casualty loss with respect to the assets used in the Business not covered by insurance;

          (iv) suffered any events which, individually or in the aggregate, have, or could be reasonably expected to, materially adversely affect the Purchased Assets, the Partnership's assets or the Business or the transactions contemplated by this Agreement; or

          (v) entered into any agreement or understanding to do any of the foregoing.

     Section 5.15. Insurance. The Partnership has maintained all policies of title, liability, fire, worker's compensation and other forms of insurance (including bonds) that insure against risks and liabilities to an extent and in a manner customary in the cellular industry. All such insurance policies and binders are in full force and effect. Neither Seller nor the Partnership has received any notice of cancellation or non-renewal of any such policy or binder. No insurance carrier has canceled or reduced any insurance coverage for the Partnership or has given Seller or the Partnership any notice or other indication of its intention to cancel or reduce any such coverage. The Partnership and Seller have complied in all material respects with each of such insurance policies and binders, and have not failed to give any notice or present any claim thereunder in a due and timely manner.

     Section 5.16. Brokers. Except for Daniels & Associates, L.P., neither Seller nor the Partnership has engaged any agent, broker or other person acting pursuant to the express or implied authority of Seller or the Partnership which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets.

     Section 5.17. Environmental Compliance.

          (a) Except as set forth on Schedule 5.17 hereto, (i) neither the Seller nor to Seller's knowledge the Partnership has generated, used, transported, treated, stored, released or disposed of, or knowingly permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) at, on or in connection with the ownership or occupancy of the assets of the Partnership or any other assets that relate primarily to the Business in violation of any applicable Environmental Laws (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the ownership, occupancy or use by the Partnership or Seller of the assets of the Partnership or any other assets that relate primarily to the Business or on, in or under any property or facility owned or leased by the Partnership or any property or facility owned or leased by Seller that relates primarily to the Business that has created or might reasonably be expected to create any Liability under any applicable Environmental Laws; (iii) any Hazardous Substance handled or dealt with by Seller or to Seller's knowledge the Partnership at, on or in connection with the ownership or occupancy of the assets of the Partnership or any other assets that relate primarily to the Business has been and is being handled or dealt with in material compliance with all Environmental Laws; (iv) to Seller's knowledge, the operation of the Business by each of Seller and the Partnership is in compliance with all Environmental Laws; (v) to Seller's knowledge, there are no claims against the Partnership or Seller by third parties, including governmental agencies, pending or threatened under Environmental Laws arising out of the ownership or use by the Partnership of its assets or out of the ownership or use by the Seller of assets that relate primarily to the Business or out of the condition of any such assets; and (vi) to Seller's knowledge, there are no penalties that may be assessed against Seller or the Partnership for voluntary self-disclosures under Environmental Laws that have been made by the Partnership or for matters disclosed therein.

          (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and its implementing regulations; defined as a hazardous waste or regulated substance under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") and its implementing regulations; or is regulated under any applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any governmental agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products.

          (c) For purposes of this Agreement, the term "Environmental Laws" shall mean common law, CERCLA, RCRA, and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, directives, authorizations, concessions, franchises and similar items of all federal, state, interstate or local governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to (i) the protection of human health or the environment from the effects of Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land; (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) the ownership, occupancy or operation of the assets used in the Business.

     Section 5.18. Accounts Receivable. All accounts receivable of the Partnership as set forth on the Balance Sheet and all subsequent balance sheets and schedules required to be delivered pursuant to this Agreement, including the Closing Certificate, are or will be valid and genuine, have arisen or will arise solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Partnership's Business consistent with past practices, and the allowance for collection losses on such balance sheets have been or will be determined in accordance with GAAP and based upon the Seller's historical experience in collecting the Partnership's accounts receivable. As of the date of this Agreement, to Seller's knowledge, there are no facts or circumstances that will or could reasonably be expected to result in the allowances for collection losses on the Balance Sheet being inadequate to cover expected collection losses.

     Section 5.19. Undisclosed Liabilities. Seller has not caused the Partnership to have, and to Seller's knowledge the Partnership does not have, any Liabilities, other than (a) as specified in the Balance Sheet (except as heretofore paid or discharged), (b) as incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, (c) pursuant to the Partnership Contracts set forth on Schedule 5.06(a) or not required to be set forth on such Schedule, (d) pursuant to this Agreement, or
(e) as specified on Schedule 5.19.

                                   ARTICLE VI
                           PURCHASER'S REPRESENTATIONS

     Purchaser hereby represents, warrants, covenants and agrees, as of the date hereof and also at and as of the Closing Date, which representations, warranties, covenants and agreements, together with all other representations, warranties, covenants and agreements of Purchaser in this Agreement, shall survive the Closing as provided in Section 11.06, that:

     Section 6.01. Organization; Qualification. Purchaser is a general partnership duly formed and validly existing under the laws of the state of its organization. Purchaser has all necessary power and authority to (a) own and operate its properties, (b) carry on its business as it is now being conducted, and (c) carry out the transactions contemplated by this Agreement and to own the Purchased Assets and to operate the Business.

     Section 6.02. Consents; Authorization; Execution and Delivery of Agreement. Except for compliance with any applicable requirements of the Hart-Scott-Rodino Act and consent by the FCC to the transfer of control of the Partnership from Seller to Purchaser all necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary partnership action. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally.

     Section 6.03. Litigation and Legal Proceedings. There is no outstanding judgment, order, writ, injunction, decree or award of any court, arbitrator, or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Purchaser) against Purchaser, and there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority (including the FCC or any state body having jurisdiction over the Purchaser) pending, or, to Purchaser's knowledge, threatened, against Purchaser or its assets which individually or in the aggregate, if adversely determined, could reasonably be expected to result in a Purchaser Material Adverse Effect or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.

     Section 6.04. Brokers. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets.

     Section 6.05. Compliance with Laws. Purchaser is in material compliance with, and is not in material Default under, any Law applicable to its assets or its business that could reasonably be expected to adversely affect its ability to hold title to the Purchased Assets at Closing or to fulfill its obligations under this Agreement and the Transaction Documents from and after Closing.

     Section 6.06. FCC Matters. Purchaser is fully qualified under the Communications Act of 1934, as amended (the "Communications Act"), to be an FCC licensee, and to be approved as the transferee of the Interest. Purchaser knows of no reason why the FCC will not grant its consent to the transfer of control of the Partnership from Seller to Purchaser.

     Section 6.07. Financial Ability to Close. Purchaser specifically represents and warrants to Seller that Purchaser at Closing will have the financial ability to perform its obligations under this Agreement. Furthermore, Purchaser specifically agrees with Seller that the obligation of Purchaser to consummate the transactions contemplated hereby is not subject to any financing contingency.

     Section 6.08. Environmental Site Assessments. Purchaser has delivered to Seller true and complete copies of all transaction screens (to the extent any transaction screens were performed) and Phase I environmental site assessment reports (as such terms are commonly understood in the industry) that were ordered by Purchaser with respect to the Business. Seller acknowledges that it is not entitled to rely on such reports (since the consultants did not prepare them for the benefit of Seller).

     Section 6.09. Acknowledgement of DOC's Right to Receive GRT Distributions. Purchaser hereby acknowledges that, in connection with a loan (the "Loan") that GRT obtained from Dobson Operating Company ("DOC"), GRT (i) pledged its partnership interest in the Partnership to DOC and (ii) irrevocably authorized and directed the Partnership to deliver to DOC 60% of all "Partnership Distributions" (as defined in that certain Non-Recourse Term Loan Agreement dated September 30, 1997 between DOC and GRT) after September 30, 1998 to be applied against amounts owed under the Loan. Purchaser agrees to cause the Partnership to honor such irrevocable authorization during any period Purchaser or any of its Affiliates serves as System Manager of the Partnership.

                                   ARTICLE VII
                       SELLER'S AND PURCHASER'S COVENANTS

     Section 7.01. Financial Statements and Cellular System Information. Seller covenants and agrees that from the date of execution of this Agreement until the Closing, Seller shall provide Purchaser, as soon as they become available and in any event within 60 days of the end of each calendar month, the unaudited balance sheet, statement of income (including detailed revenue classifications), as well as key operating statistics, including gross subscriber additions, disconnects and end-of-period number of subscribers for such month, as they relate to the Business ("Interim Financial Statements").

     Section 7.02. Governmental Approvals.

     (a) Purchaser and Seller covenant and agree that they will fully cooperate with each other, and do all things reasonably necessary to assist each other in obtaining all consents and approvals and filing all notices necessary with respect to the Authorizations and applications therefor for transfer to Purchaser of control of the Partnership as soon as practicable after the date hereof. Purchaser's cooperation shall include the furnishing of financial and other information specifically with respect to Purchaser reasonably required by the Person whose consent or approval is being sought. Each party (the "Notifying Party") shall use all commercially reasonable efforts to provide adequate prior written notice to the other of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby or resulting from any notice being filed, and upon the Notifying Party's request the other shall use all commercially reasonable efforts to furnish a representative to attend meetings with appropriate governmental authorities for the purpose of obtaining such consents or approvals and responding to issues resulting from the filing of a notice. Purchaser and Seller acknowledge that they have filed the necessary applications and other filings with the FCC seeking consent to the transfer of control of the Partnership to Purchaser. Each of Purchaser and Seller hereby agrees to diligently pursue the processing of such applications and filings and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within fifteen business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Neither party shall take any action or fail to take any action where such act or omission is likely to cause the FCC not to grant its consent to the transfer of control of the Partnership. Purchaser shall bear the expense of all filing fees in connection with any filings pursuant to this Section 7.02(a).

     (b) Seller and Purchaser acknowledge and agree that no filing under the Hart-Scott-Rodino Act needs to be made in connection with the transactions contemplated by this Agreement.

     Section 7.03. Third Party Consents; Closing Conditions.

     (a) Seller will use commercially reasonable efforts to obtain all Required Consents and give all Required Notices as promptly as practicable. Purchaser and Seller covenant and agree that each of them will reasonably cooperate with each other, and Purchaser will do all things reasonably necessary to assist Seller, to obtain all Required Consents and give all Required Notices, including the furnishing of financial and other information specifically with respect to Purchaser, its Affiliates, or Seller, as the case may be, reasonably required by the Person whose consent or approval is being sought. Purchaser and Seller shall use all commercially reasonable efforts to consummate the transactions contemplated hereby.

     (b) Purchaser and Seller hereby covenant and agree to use, and Seller shall cause the Partnership to use, all commercially reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Purchaser in Article VIII hereof and the Seller in Article IX hereof prior to the Closing Date.

     Section 7.04. Conduct of Business. (a) From and after the date hereof until the Closing Date, Seller shall not, and shall cause the Partnership not to, engage in any practice, take any action or enter into any transaction outside the ordinary course of business without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed, and Seller shall and shall cause the Partnership to continue to operate the Business in the ordinary course consistent with past practices and in compliance with the Partnership Agreement. In furtherance and not in limitation of the foregoing, from and after the date hereof, Seller shall (and, with respect to subsections 7.04(a)(i), (ii), (iii), (vi) and (xi), Seller shall cause the Partnership to):

          (i) operate the Business in accordance with the FCC Authorizations, and comply in all material respects with all FCC rules and regulations relating thereto;

          (ii) except as disclosed on Schedule 7.04(a)(ii), and except for inventory sold, or retirements of assets, in each case in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any asset of the Partnership, the Switch or any asset of Seller or any Affiliate of Seller used primarily in the Business, other than the assets listed in Schedule 7.15 or in connection with replacements with assets of like use and value, or with the prior written approval of Purchaser, which approval will not be unreasonably withheld or delayed;

          (iii) refrain from amending in any material respect, or terminating any of the Partnership Contracts, without Purchaser's prior written approval, which approval will not be unreasonably withheld or delayed; and refrain from entering into any store leases, cell site leases or licenses, interconnect agreements, agreements with Affiliates or other material Contracts, without Purchaser's prior written approval, which approval will not be unreasonably withheld or delayed.

          (iv) maintain insurance on the assets used in the Business comparable to that maintained prior to the date hereof;

          (v) maintain its books and records in accordance with prior practice;

          (vi) take all actions necessary to maintain all of the Partnership's rights and interest in, and the validity of, the FCC Authorizations and not permit any of the FCC Authorizations to expire or to be surrendered or voluntarily modified in a manner materially adverse to the operation of the Cellular System, or take any action which would reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any of the FCC Authorizations; or fail to prosecute with commercially reasonable due diligence any pending applications to any governmental authority; and provide to Purchaser copies of all applications, correspondence, pleadings and other documents furnished to or received from the FCC relating to the Cellular System;

          (vii) notify Purchaser in writing promptly after learning of the institution of any material action against the Partnership or Seller relating to the Cellular System in any court, or any action against the Partnership or Seller relating to the Cellular System before the FCC or any other governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Business or the Cellular System;

          (viii) maintain the Business's equipment, systems and other fixed assets as necessary to maintain the Business's reliability standards, footprint coverage and network capacity in accordance with the prior practice of Seller as System Manager;

          (ix) continue in accordance with past practice of Seller as System Manager all marketing and promotions relating to the maintenance and growth of subscribers of the Business;

          (x) maintain the relations with the suppliers, customers and distributors of the Business and any others having business relations with the Business;

          (xi) refrain from incurring or guaranteeing indebtedness or incurring other balance sheet liabilities outside the ordinary course of business consistent with past practice;

          (xii) not cause to occur any of the events or occurrences described in
     Section 5.14(c) hereof; and

          (xiii) operate the Business in accordance with the Authorizations other than the FCC Authorizations and comply in all material respects with all Laws applicable to it, including the regulations of any state body having jurisdiction over the Business or the Partnership, other than FCC rules and regulations.

     (b) Seller shall use all commercially reasonable efforts to keep available the services of the System Employees and of all agents of the Business.

     Section 7.05. Access. Upon reasonable prior notice from Purchaser and provided that significant disruption does not result, Seller shall, and shall cause the Partnership to, (a) give Purchaser and its authorized representatives reasonable access during all reasonable times to the Partnership's books and records, facilities and assets comprising or relating to the Partnership or the Business, (b) provide such financial and operating data and other information with respect to the Partnership or the Business as Purchaser may reasonably request, and (c) make its officers, agents and affiliates available to Purchaser.

     Section 7.06. System Employees. Upon reasonable notice, Seller shall provide Purchaser with reasonable access to the System Employees during normal business hours. Such access shall be in accordance with applicable law and for the purpose of performing drug tests, administering employment applications, interviewing employees, and informing employees about Purchaser benefit plans. Requests for the necessary information to perform background checks can be included in the employment applications. All System Employee contact by Purchaser will be done on the Partnership's premises and Purchaser's representative(s) will be accompanied by the Seller's Human Resource representative(s). Purchaser shall have access to System Employees two weeks before the Closing for the purpose of transition training, provided that such training does not unreasonably interfere with the System Manager's operation of the Business. At least 30 days prior to the Closing Date, Purchaser shall provide written notice to Seller identifying any System Employees to whom Purchaser does not intend to extend offers of employment. Any medical plans offered by Purchaser to System Employees hired by Purchaser shall contain no restrictions or limitations with respect to pre-existing conditions, except to the extent any such restrictions or limitations actually applied to the System Employees prior to the Closing Date. Seller shall, at its option, effective immediately prior to Closing, terminate or retain the employment of any System Employees not to be hired by Purchaser and, as soon as practicable after Closing, shall provide to those terminated System Employees who have not been employed by Purchaser severance benefits, if any, in accordance with the current severance arrangements covering the System Employees. Seller shall also pay off all accrued vacation and sick time for all terminated System Employees and all System Employees hired by Purchaser. As of the Closing Date, all System Employees hired by Purchaser shall cease to participate as active employees in or accrue benefits under System Employee Benefit Plans or any other employee benefit plans that are sponsored by Seller. From and after the Closing Date, Purchaser shall cause each employee benefit plan, program, agreement and arrangement maintained by Purchaser (including any 401(k) plans) in which any System Employee hired by Purchaser participates to treat all service accrued or deemed accrued prior to the Closing Date with Seller and its Affiliates and their respective predecessors, successors and assigns as service rendered to Purchaser and its Affiliates for all purposes under each such plan, program, agreement and arrangement of Purchaser, other than for benefit accrual purposes under any defined benefit plan maintained or sponsored by Purchaser. Purchaser shall take all appropriate action to permit System Employees hired by Purchaser who were participants in Seller's 401(k) plan and who received distributions of their account balances from Seller's 401(k) plan in connection with the consummation of the transactions contemplated hereby to make a direct rollover pursuant to Section 401(a)(31) of the Code to Purchaser's 401(k) plan. Nothing contained in this Agreement shall confer upon any System Employee any right with respect to continued employment by Seller or Purchaser following the Closing Date.

     Section 7.07. Non-solicitation; No Shop.

     (a) From the date of this Agreement until one year from the Closing Date, Purchaser agrees that it will not, except as expressly provided in the next sentence, directly or indirectly through any Affiliate or representative or otherwise, recruit or solicit any management employee of Seller or any Affiliate of Seller to become an employee, independent contractor or consultant of Purchaser or of any of its Affiliates. However, Purchaser and its Affiliates shall not be prohibited from recruiting, soliciting, offering to employ or employing any such management employee who (i) contacts Purchaser or its subsidiaries on his or her own initiative without solicitation directly or indirectly by Purchaser or its Affiliates or on Purchaser's or its Affiliates' behalf, or (ii) is solicited directly by Purchaser or its Affiliates, provided that there was no direct or indirect communication regarding Seller or the solicited management employee between the person making such solicitation and any of Purchaser's representatives who were given access to Information (as defined in the NDA) of Seller in connection with the negotiation of this Agreement, or (iii) is identified as a result of a search by Purchaser or its Affiliates for employees through the use of one or more general advertisements in the media (including trade media) or through the engagement of one or more firms to conduct searches that are not targeted or focused on Seller and its subsidiaries.

     (b) Prior to the Closing, neither Seller nor any Affiliate of Seller shall, and Seller shall not cause the Partnership to, directly or indirectly, solicit inquiries or proposals or furnish any information with respect to, or initiate or participate in any negotiations or discussions whatsoever concerning any acquisition or purchase of the Business or any interest therein (other than GRT's partnership interest in the Partnership), whether by acquisition of the Interest, substantially all assets of the Partnership, by merger or otherwise. Furthermore, prior to Closing, neither Seller nor any Affiliate of Seller shall, Seller shall not cause the Partnership to, and Seller shall use all reasonable efforts to cause the Partnership not to, directly or indirectly, sell or agree to sell the Business or any interest therein (other than GRT's partnership interest in the Partnership), whether by acquisition of the Interest, substantially all assets of the Partnership, by merger or otherwise. Seller shall instruct its officers, trustees, beneficiaries, agents and affiliates to refrain from doing any of the above.

     Section 7.08. Restrictions on Certain Actions. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, Purchaser and its Affiliates will not, in any manner, directly or indirectly, solicit, initiate, encourage or participate in applications, bids, purchases or negotiations with respect to the acquisition of any interest in an FCC license, permit, approval or authorization that, if consummated, would have the effect under the Communications Act of preventing or delaying Purchaser from consummating the transactions contemplated by this Agreement.

     Section 7.09. Supplemental Disclosure. Seller shall have the right from time to time prior to the Closing Date to supplement in writing the Schedules hereto with respect to any event, matter, condition or circumstance first arising after the date of this Agreement that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto and that does not arise out of a breach by Seller of a covenant in Article VII (other than a breach of a covenant in Article VII that was outside Seller's control) (collectively, the "Updates"). In conjunction with the Updates, Seller shall also specify the amount of Losses (as such term is defined in Section 11.01) reasonably expected by Seller to result from the Updates (the "Expected Loss Amount"). In the event that the aggregate Expected Loss Amount resulting from such Updates is less than $1,700,000, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to
Section 13.02(c) as a result of such Updates and it shall be required to consummate the transactions contemplated herein (subject to the satisfaction of the conditions set forth in Article VIII), provided, however, that Purchaser shall be entitled to seek indemnification for any Losses, including any Losses suffered by Purchaser as a result of the Updates, pursuant to Article XI. If, however, the aggregate Expected Loss Amount equals or exceeds $1,700,000, Purchaser shall be entitled to either (i) consummate the transactions contemplated herein but upon doing so Purchaser shall have automatically and irrevocably been deemed to have released Seller and its Affiliates for all Losses suffered by Purchaser as a result of such Updates in excess of $1,700,000, provided, however, that Purchaser shall be entitled to seek indemnification pursuant to Article XI for all Losses suffered by Purchaser as a result of such Updates up to $1,700,000 and for all other Losses not related to the Updates, or (ii) terminate this Agreement pursuant to Section 13.02(c).

     Section 7.10. Disclaimer of Other Representations and Warranties. PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER DOES NOT MAKE, AND HAS NOT MADE, ANY REPRESENTATIONS OR WARRANTIES RELATING TO SELLER, THE PARTNERSHIP OR ITS ASSETS, THE BUSINESS, OR THE INTEREST OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT. IN ADDITION, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE WITH REGARD TO EITHER THE ASSETS USED IN THE BUSINESS OR THE BUSINESS ITSELF. Without limiting the generality of the disclaimer set forth in the two preceding sentences, Seller does not make, and Seller, its officers, employees, representatives and agents have not made, and shall not be deemed to have made any representations or warranties in the Confidential Information Memorandum dated as of June, 2001 relating to the transaction contemplated by this Agreement, and any supplements or addenda thereto (collectively, the "Offering Memorandum"), any presentation relating to Seller, the Partnership or its assets, the Business or the Interest given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of Seller or the Partnership with any governmental agency or in any other information provided to or made available to Purchaser, and no statement contained in the Offering Memorandum, made in any such presentation, made in any such filing or contained in any such other information shall be deemed to be a representation or warranty of Seller hereunder or otherwise. No Person has been authorized by Seller to make any representation or warranty in respect of Seller, the Partnership or its assets, the Business or the Interest in connection with the transactions contemplated by this Agreement that is inconsistent with or in addition to the representations and warranties of Seller expressly set forth in this Agreement.

     Section 7.11. Transitional Arrangements. Seller shall, and shall cause the Partnership to, cooperate with Purchaser in establishing network conversion and switching conversion arrangements and implementing other transitional arrangements as reasonably requested by Purchaser provided that such cooperation shall not unreasonably disrupt Seller's or the Partnership's operation of the Business and neither the Partnership nor Seller shall be required to incur any out-of-pocket costs in connection therewith.

     Section 7.12. Final Tax Clearance Certificates. Seller shall deliver to Purchaser no later than 60 days after the Closing Date a tax clearance certificate from the State of Arizona, for all periods through the Closing Date, indicating that all tax returns required to have been filed by the Partnership through and including such date have been filed and that all Taxes required to be paid by the Partnership, as shown on such returns, have been paid.

     Section 7.13. [Intentionally omitted].

     Section 7.14. Personal Computers. Within ten business days after the Closing Date, Seller shall have the right to uninstall and/or remove from the personal computers that are used by the Partnership in the Business any proprietary software owned by Seller; provided that such uninstallation or removal shall take place at mutually convenient times for Purchaser and Seller within such ten-business day period and in the presence of both Seller's and Purchaser's IT personnel. Purchaser will assume any obligations of Seller for any Microsoft Operating System software and the Microsoft Office suite of products in the personal computers (which shall not be uninstalled or removed).

     Section 7.15. Assets Held by Affiliates. All of the assets (including Contracts) set forth in Schedule 5.03(b)(ii) under the heading "Affiliate Rights" that are held by Seller or any of its Affiliates, other than those assets set forth in Schedule 7.15, shall be conveyed or assigned to the Partnership prior to the Closing, and Seller shall obtain all consents and give all notices necessary to do so and shall furnish copies of such consents and notices to Purchaser. The assets set forth on Schedule 7.15 shall not be assigned or conveyed to the Partnership.

     Section 7.16. Call Agreement. Purchaser and Seller shall amend prior to the Closing that certain Agreement for Wireless Visiting Service dated May 25, 2001 ("Call Agreement") between Purchaser and Seller to delete from Exhibit A to the Call Agreement all references to the Cellular System, which amendment shall be effective as of the Closing Date.

     Section 7.17. Transfer of Title to Switch. Provided that the sale of the Interest to Purchaser is consummated, on the fifth business day (the "Second Closing") following the date on which Seller ceases to provide the services listed on Schedule 7.17 under the Transition Services Agreement with respect to both the Cellular System and California Rural Service Area No. 7, Seller agrees to assign and transfer to Purchaser, and Purchaser agrees to accept from Seller, the switching equipment more particularly described on Schedule 7.17 (the "Switch"). At the Closing, Seller shall grant to Purchaser a first priority security interest in the Switch and agrees to cooperate with Purchaser in perfecting such security interest. From the date hereof through the Second Closing, Seller shall maintain insurance on the Switch comparable to that maintained prior to the date hereof.

     Section 7.18. Payment of Debt. Prior to Closing, Seller shall pay and fully discharge or cause to be extinguished all (i) indebtedness of the Partnership and (ii) other Liabilities of the Partnership which Liabilities relate to the period prior to the Closing (other than current liabilities as determined in accordance with GAAP) which would be reflected on the face of a balance sheet prepared in accordance with GAAP.

     Section 7.19. ROFR. As soon as reasonably practicable after the date hereof but in no event later than December 28, 2001, Seller will offer the Interest to GRT in accordance with the requirements of Section 10.3 of the Partnership Agreement. Seller will promptly furnish to Purchaser a copy of such offer and copies of all subsequent written communications between Seller and GRT with respect to such offer.

     Section 7.20. Tax Covenants.

     (a) Without the prior written consent of Purchaser, Seller shall not, to the extent it may affect or relate to the Partnership, make or change any Tax election (except for the Section 754 Election, as provided below), adopt or change any method of Tax accounting, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission referred to in any clause of this Section 7.20(a) could have the effect of increasing the Tax liability or reducing any Tax Asset (as defined below) of the Partnership or Purchaser.

     (b) All Tax returns required to be filed by the Partnership on or after the Closing Date in respect of Pre-closing Taxes (other than such Tax returns which are in respect of a Tax period ending after the Closing Date (each, a "Straddle Period Return")) (i) will be prepared and filed by Seller when due in accordance with applicable law and (ii) as of the time of filing, will be true and complete in all material respects. All such Tax returns shall be furnished to Purchaser at least 15 days before the due date for filing such Tax returns, and Purchaser shall have the right to review and consent to all such Tax returns, which consent shall not be unreasonably withheld or delayed. All Straddle Period Returns will be prepared and filed by Purchaser when due in accordance with applicable law. All Straddle Period Returns shall be furnished to Seller at least 15 days before the due date for filing such Tax returns, and Seller shall have the right to review and consent to the filing of Straddle Period Returns, which consent shall not be unreasonably withheld or delayed.

     (c) Seller shall prepare the federal partnership tax return of the Partnership for its Tax period ending on the Closing Date and, unless such election is already in full force and effect, shall make the election described in Section 754 of the Internal Revenue Code (the "Section 754 Election") with such return, in the manner and form required by applicable Treasury Regulations. The income of the Partnership will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Partnership as of the end of the Closing Date.

     (d) Seller will allow Purchaser, the Partnership and its counsel at their own expense to be present at and participate in any audits and appeals with respect to any Tax returns to the extent that such returns relate to the Partnership. Seller shall not settle any such audit or appeal in a manner which would adversely affect Purchaser or the Partnership; provided that a settlement shall be deemed not to have an adverse effect on Purchaser or the Partnership if the settlement agreement (i) merely requires the Partnership or Seller to make a payment in respect of a Pre-closing Tax, which payment shall be made by Seller immediately upon the settlement, (ii) does not require Purchaser or the Partnership to concede or accept, or preclude Purchaser or the Partnership from taking, any Tax position with respect to any Tax period ending after the Closing Date, and (iii) could not increase the Tax liability or reduce any Tax Asset of Purchaser or the Partnership with respect to any Tax period ending after the Closing Date (unless Seller pays to Purchaser or the Partnership the cost of any increase in Tax liability or reduction in such Tax Asset); and provided, further, that Purchaser shall have the option, exercisable in its sole discretion, to require Seller to (x) pay Purchaser the amount which Seller would have paid to the relevant Tax authority in respect of the settlement and (y) allow Purchaser to assume the defense of the audit, appeal and settlement of such issue, in exchange for granting Seller a release from its indemnification obligations related to the settlement.

     (e) All existing Tax Sharing Agreements shall be terminated on or before the Closing Date.

     (f) Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Subject to subsection (g), Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Partnership relating to any Pre-closing Tax period, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other party written notice at least 90 days prior to destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records; provided that after the applicable statute of limitations with respect to which the Tax items contained in such books and records has expired (giving effect to any waiver, mitigation or extension thereof), clause (ii) shall not apply to any books and records which also pertain to persons other than the Partnership.

     (g) On or before the Closing Date, Seller shall deliver to Purchaser true and correct copies of all currently effective exemption certificates and other documents which have been furnished by customers of the Partnership for the purpose of establishing or supporting any claim of tax exemption with respect to Taxes collected by the Partnership from its customers.

     (h) Prior to the Closing Date, Seller shall refund to subscribers of the Partnership all amounts that such subscribers were billed in connection with the Arizona Telecommunications Devices for the Deaf Surcharge, subject to any offset rights of the Partnership for the Arizona 911 Telecommunications Wireless Services Excise Tax that the Partnership was required to but did not collect from subscribers.

     (i) For purposes of this Agreement:

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes and Tax basis of assets).

     "Tax Sharing Agreement" means an agreement or arrangement (whether or not written) binding the Partnership that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person's Tax liability, but shall not include the Partnership Agreement.

     Section 7.21. Switch Sharing Agreement. Seller agrees that between the date hereof and the date of the Second Closing, Seller will not terminate that certain Switch Sharing Agreement dated January 1, 2001 between Seller and the Partnership. From and after the Closing, Purchaser agrees to cause the Partnership to provide Seller with reasonable access to the Switch for the purposes of providing switching services to the Cellular System and the CA-7 Cellular System during the period in which Seller has been engaged to provide switching services thereto.

                                  ARTICLE VIII
             CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Interest shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser (provided that if any condition shall not have been satisfied due to the actions or inaction of Purchaser or any of its Affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Purchaser):

     Section 8.01. Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Seller in (i) the first sentence of Section 5.02, (ii) the last sentence of Section 5.06(a),
(iii) Sections 5.07(a) and (b) (but only as they relate to FCC Authorizations) and (iv) Sections 5.14(a) and (b) shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date), provided, however, that for purposes of determining the accuracy of such representations and warranties, such representations and warranties that are qualified by Seller Material Adverse Effect or other materiality qualifications shall be true and correct in all respects at and as of the date hereof. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date (unless any representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date), provided, however, that for purposes of determining the accuracy of such representations and warranties, all representations and warranties made by Seller in this Agreement that are qualified by Seller Material Adverse Effect or other materiality qualifications shall be true and correct in all respects at and as of the Closing Date. Seller shall have complied with and performed all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing. Purchaser shall have been furnished with a certificate of an officer of Seller, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "Seller Material Adverse Effect" means a material adverse effect on the business, assets, Liabilities, properties, condition (financial or otherwise), or results of operations of the Partnership, the Business, the Interest or the Switch taken as a whole; provided, however, that neither (a) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that adversely affect generally the market where the Cellular System is operated or affect generally industries engaged in the telecommunications business (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), nor (b) any effects of competition resulting from the offering of personal communication services or other wireless telecommunications services, will constitute a Seller Material Adverse Effect.

     Section 8.02. Authorizing Resolutions. Seller shall deliver to Purchaser copies of the resolutions or consents of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of Seller.

     Section 8.03. Incumbency Certificate. Purchaser shall have received a certificate or certificates of an officer of Seller, certifying as to the genuineness of the signatures of officers of Seller authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

     Section 8.04. Third Party Consents; FCC. Seller shall have received all Required Consents with respect to all mobile telephone switching office leases and shall have delivered to Purchaser copies thereof. Seller shall have received all Required Consents with respect to retail store leases and shall have delivered to Purchaser copies thereof; provided that if only one Required Consent with respect to a retail store lease has not been obtained and no mobile telephone switching office is located in the store with respect to which a Required Consent has not been obtained, then the requirements of this sentence shall be satisfied even though such Required Consent was not obtained. Seller shall have received all Required Consents with respect to cell site leases and shall have delivered to Purchaser copies thereof; provided that if only one Required Consent with respect to a cell site has not been obtained and no mobile telephone switching office or microwave hop is located on the cell site with respect to which a Required Consent has not been obtained, then the requirements of this sentence shall be satisfied even though such Required Consent was not obtained. Seller and the Partnership, as applicable, shall have given all Required Notices and shall have delivered to Purchaser copies thereof. The FCC action granting the FCC's consent to the transfer of control of the Partnership to Purchaser shall have become a Final Order, free of any conditions adverse to the Business except for such conditions that are generally applicable to cellular licenses. For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC or its staff acting under delegated authority as to which (a) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (b) no timely petition for review, rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed;
(c) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

     Section 8.05. Assignment and Assumption Agreement and Partnership Interest Certificate. Seller shall have delivered to Purchaser an executed Partnership Assignment and Assumption Agreement and the original partnership interest certificate representing the Interest.

     Section 8.06. Regulatory and Corporate Opinions of Counsel for Seller. Seller shall have caused its counsel to deliver to Purchaser written legal opinions substantially in the form set forth on Exhibit D hereto, which opinions shall be dated the Closing Date.

     Section 8.07. No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court, arbitrator or governmental or regulatory official, body or authority having jurisdiction over the Business, the Seller, the Partnership or the Partnership's assets in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Seller Material Adverse Effect.

     Section 8.08. Release of Liens. Before or at the Closing, Seller shall have furnished to Purchaser documentation reasonably satisfactory to Purchaser releasing all Liens set forth on Schedules 5.03(a)(i) and (ii) and 5.03(b)(ii).

     Section 8.09. Simultaneous Closing of Other Transactions. Simultaneously with the closing of the transactions contemplated by this Agreement, (i) Seller and Purchaser shall consummate the transactions contemplated by that certain Asset Purchase Agreement dated October 29, 2001 (the "CA-7, GA-1 and OH-2 Purchase Agreement") between Seller and Purchaser and (ii) ACC of Tennessee LLC, ACC Tennessee License LLC, and Purchaser shall consummate the transactions contemplated by that certain Asset Purchase Agreement dated October 30, 2001 (the "TN-4 Purchase Agreement").

     Section 8.10. Transition Services Agreement. The Transition Services Agreement shall not have been terminated by Seller and, if any force majeure event has occurred thereunder, such event shall have ceased and Seller shall have resumed its performance thereunder.

     Section 8.11. Resignation of System Manager. Purchaser shall have received the Seller's written resignation as System Manager effective as of the Closing Date; provided, however, that such resignation of Seller shall provide that it shall not affect the rights and obligations of Seller to perform any of its covenants in Section 7.20(c).

     Section 8.12. GRT Waiver. Either (i) GRT shall have waived in writing its right of first refusal pursuant to Section 10.3 of the Partnership Agreement, or
(ii) the Seller shall have delivered the required notice under Section 10.3 of the Partnership Agreement to GRT and GRT shall have failed to exercise its right of first refusal pursuant to such Section prior to the expiration of the period in which GRT could have exercised its right of first refusal as set forth in such Section.

                                   ARTICLE IX
              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     The obligations of Seller under this Agreement with respect to the purchase and sale of the Interest shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Seller (provided that if any condition shall not have been satisfied due to the actions or inaction of Seller or its Affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Seller):

     Section 9.01. Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date provided, however, that, for purposes of determining the accuracy of such representations and warranties, all representations and warranties made by Purchaser in this Agreement that are qualified by Purchaser Material Adverse Effect or other materiality qualifications shall be true and correct in all respects at and as of the Closing Date. Purchaser shall have complied with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Seller shall have been furnished with a certificate of an officer of Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "Purchaser Material Adverse Effect" means a material adverse effect on the ability of the Purchaser to complete the transactions contemplated by this Agreement or to pay the Purchase Price at the Closing.

     Section 9.02. Authorizing Resolutions. Purchaser shall have delivered to Seller copies of the authorizing resolutions of its Board of Representatives authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

     Section 9.03. No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court, arbitrator or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Purchaser Material Adverse Effect, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

     Section 9.04. Incumbency Certificate. Purchaser shall have delivered to Seller a certificate of its secretary, certifying as to the genuineness of the signatures of its representatives authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

     Section 9.05. FCC. The FCC action granting the FCC's consent to the transfer of control of the Partnership to Purchaser shall have become a Final Order.

     Section 9.06. Simultaneous Closing of Other Transactions. Simultaneously with the closing of the transaction contemplated by this Agreement, the transactions contemplated by (i) the CA-7, GA-1 and OH-2 Purchase Agreement and
(ii) the TN-4 Purchase Agreement shall be consummated.

     Section 9.07. Purchase Price. Purchaser shall have paid to Seller the Seller's Closing Payment pursuant to Section 3.03 hereof and shall have delivered to Seller an executed Assignment and Assumption Agreement.

     Section 9.08. Opinions of Counsel of Purchaser. Purchaser shall have caused its counsel to deliver to Seller a written legal opinion substantially in the form set forth on Exhibit E hereto, which opinion shall be dated the Closing Date.

                                    ARTICLE X
                                 CASUALTY LOSSES

     In the event that there shall have been suffered between the date hereof and the Second Closing any casualty loss relating to the Switch, Seller will promptly notify Purchaser of such event. Seller shall at its option (a) repair, rebuild or replace the Switch prior to the Second Closing, or (b) assign to Purchaser at the Second Closing all claims to insurance proceeds or other rights of the Seller against third parties arising from such casualty loss (the "Claims"). To the extent any Claim is not assignable, such claim may be pursued by Purchaser, for its own account and benefit, in the name of Seller.

                                   ARTICLE XI
                                 INDEMNIFICATION

     Section 11.01. Indemnification by Seller. Notwithstanding the Closing, subject to the terms of this Article XI, Seller agrees to indemnify and to hold Purchaser and its partners, officers, directors, and employees (the "Indemnified Purchaser Parties") harmless from and against and in respect of any Liability (including consequential damages), action, suit, demand, judgment, cost of investigation and reasonable attorney fees (but excluding any exemplary or punitive damages, other than exemplary or punitive damages payable to third parties) (collectively, "Losses"), sustained, incurred or paid by any Indemnified Purchaser Party in connection with, resulting from or arising out of, directly or indirectly: (a) any breach of a representation or warranty on the part of Seller under this Agreement, (b) any breach or nonfulfillment of any covenant on the part of Seller under this Agreement, (c) the ownership, operation or control of the Partnership, its assets or the Business (but only to the extent such Losses are not related to, or did not arise out of, actions or omissions that GRT caused the Partnership to take or not to take and that Seller does not have knowledge of) for the period commencing on, in the case of switching, billing and customer care services, the Services Termination Date and, for all other matters, September 30, 1997, and ending on the Closing, or
(d) any and all Taxes (i) that are obligations of Seller or the Partnership or any of their Affiliates unrelated to the Business or the assets used in the Business or (ii) which are Pre-closing Taxes (as defined below) that arise out of the Business or the assets used in the Business (including any such Taxes which become legal liabilities of Purchaser as a transferee of the Business, the Switch or the Interest). For purposes of this Agreement, the term "Pre-closing Taxes" shall mean (i) any Tax that is due on or before the Closing Date, (ii) any Tax which is payable for a Tax period that ends on or before the Closing Date and which is not due until after the Closing Date, and (iii) with respect to a Tax which is payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that is related to the portion of such Tax period ending on and including the Closing Date, which portion of such Tax shall (A) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period (which period, with respect to personal property, ad valorem and real property Taxes, shall be the calendar year in which the assessment date for such Tax falls) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income and any gross receipts, sales or use Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

     Section 11.02. Indemnification by Purchaser. Notwithstanding the Closing, subject to the terms of this Article XI, Purchaser agrees to indemnify and to hold Seller, and its shareholders, directors, officers, employees, representatives and agents (the "Indemnified Seller Parties") harmless from and against and in respect of any Losses suffered, sustained, incurred or paid by any Indemnified Seller Party in connection with, resulting from or arising out of, directly or indirectly: (a) any breach of a representation or warranty on the part of Purchaser under this Agreement, (b) any breach or nonfulfillment of any covenant on the part of Purchaser under this Agreement, or (c) Purchaser's ownership, operation or control of the assets used in the Business or the Business itself after the Closing.

     Section 11.03 Notice of Claims; Defense of Third Party.

     (a) A party claiming indemnification under this Article XIII (the "Asserting Party") must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification not later than the end of the applicable survival period set forth in Section 11.06. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any Liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume such Liability and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party. Assumption of such Liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 11.03, the Asserting Party may participate in the defense of such Third Party Claim through counsel of its choosing, but the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim, provided, however, that no Defending Party shall, without the prior written consent of the Asserting Party, consent to the entry of any judgment against the Defending Party or enter into any settlement or compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Asserting Party of a release, in form and substance reasonably satisfactory to the Asserting Party from all liability in respect of such claim or litigation, provided that this requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim, or (ii) includes terms and conditions that adversely affect the Asserting Party; provided further, however, that in the case of clause (ii), the Asserting Party may not unreasonably withhold such consent.

     (b) If the Defending Party does not assume liability for, and the defense of, the Third Party Claim pursuant to this Section 11.03, the Asserting Party shall have the right (a) to control the defense thereof, and (b) if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, the Asserting Party may settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume Liability for and the defense of the Third Party Claim pursuant to this Section 11.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the Third party claimant on account thereof, provided that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all commercially reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article XI.

     (c) The failure of any Asserting Party to give an indemnifying party a notice of claim shall not relieve the Defending Party from any liability in respect of such claim, demand or action which it may have to such Asserting Party on account of the indemnity agreement of such Defending Party contained in this Article XI, except to the extent such Defending Party can establish actual prejudice and direct damages as a result thereof.

     Section 11.04. Non-Recourse to Seller's Affiliates. The obligations of Seller to Purchaser under this Agreement and any related agreements, instruments, documents or certificates are non-recourse to Seller's Affiliates and if Seller is in default hereof or under such other agreements, instruments, documents or certificates, Purchaser shall not have any recourse to the assets of any Affiliate of Seller. Purchaser's recourse shall be limited following Closing as provided in Section 11.05 below.

     Section 11.05. Limitations. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article XI shall be subject to the following limitations:

     (a) No indemnification under Sections 11.01(a), 11.02(a) or the first sentence of Section 7.04(a) or clause (i), (ii), (iii), (vi) or (xi) of Section 7.04(a) (but only to the extent GRT caused the Partnership to be in violation of such covenants without Seller's knowledge or notwithstanding its objection) for any Losses shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds two percent (2%) of the Purchase Price (the "Basket"), and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed 50% of the Basket, provided that the foregoing limitation shall not apply to any intentional breach of a representation or warranty or to any breach of the representations and warranties set forth in Section 5.01(c) (but, with respect to the first, second, third and fifth sentences, only as they relate to the Interest) or Section 5.03(a) (other than the second and fifth sentences of such section).

     (b) The aggregate liability of the Defending Party under Section 11.01(a), 11.02(a), or the first sentence of 7.04(a) or clauses (i), (ii), (iii), (vi) or
(xi) of Section 7.04(a) (but only to the extent GRT caused the Partnership to be in violation of such covenants without Seller's knowledge or notwithstanding its objection) as applicable, shall not exceed (i) thirty percent (30%) of the Purchase Price for the first twelve months after the Closing Date, and (ii) twenty percent (20%) of the Purchase Price thereafter, provided that the foregoing limitation shall not apply to any intentional breach of a representation or warranty or to any breach of the representations and warranties set forth in Section 5.01(c) (but, with respect to the first, second, third and fifth sentences, only as they relate to the Interest) or Section 5.03(a) (other than the second and fifth sentences of such section).

     (c) The indemnification obligation of a Defending Party shall be reduced to the extent of any available insurance proceeds payable to the Asserting Party, net of any increased insurance premiums becoming payable by the Asserting Party to the extent such increase is a direct result of such insurance proceeds becoming available. The Defending Party shall pay its indemnification obligations as and when required by this Article XI and the Asserting Party shall refund to the Defending Party any such amounts determined to be in excess of the Defending Party's obligations due to reductions pursuant to this Section 11.05(c). Additionally, the Asserting Party shall refund promptly to the Defending Party any amount of the Asserting Party's Losses that are subsequently recovered by the Asserting Party pursuant to a settlement or otherwise.

     (d) Notwithstanding anything to the contrary set forth in this Agreement,
Section 11.05(a) through (c) shall not apply to Purchaser's obligation to pay to Seller the Purchase Price in accordance with Article III.

     (e) From and after the Closing Date, the indemnification rights contained in this Article XI shall constitute the sole and exclusive remedies of the parties hereunder and shall supersede and displace all other rights that either party may have under Law.

     Section 11.06. Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive for a period lasting eighteen months after Closing, except that (a) any intentional breach or misrepresentation or fraud shall survive Closing indefinitely, (b) Section 5.01(c) and the first sentence of Section 5.03(a) shall survive Closing indefinitely, (c) Section 5.17 shall survive for a period lasting three years after Closing, and (d) Section 5.13, (i) with respect to federal and state Taxes, shall survive for a period lasting two years after Closing, and (ii) with respect to local, municipal and county Taxes, shall survive until the expiration of the 15-day period commencing on the expiration date of the relevant statute of limitations period (including any applicable extensions thereof), if longer than the two-year period previously specified, unless in each case survival is governed by the preceding clause (a). Any claim by a party based upon breach of any such representation or warranty made pursuant to Article XI or otherwise must be submitted to the other party prior to or at the expiration of the applicable survival period. In the case of any claim submitted within such time period, the right of the party submitting the claim to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period. Subject to the provisions of Section 7.09, the right to indemnification hereunder shall not be affected by any investigation or audit conducted before or after the Closing Date or the actual or constructive knowledge of any party and each party shall be entitled to rely upon the representations and warranties set forth herein regardless of any such investigation or knowledge. The waiver of any condition regarding the accuracy of any representation or warranty, or regarding the performance of or compliance with any covenant or obligation, will not affect the right of indemnification or any other remedy of the waiving party after Closing based on the inaccuracy of such representation or warranty or the nonperformance of or noncompliance with such covenant or obligation.

     Section 11.07. Payment.

     (a) Upon a determination of Liability under this Article XI, the appropriate party shall pay the indemnified party the amount so determined within 10 business days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided below in
Section 11.07(c).

     (b) Any items as to which any Indemnified Purchaser Party is entitled to payment under this Agreement shall first be paid to the Indemnified Purchaser Party pursuant to the terms of the Escrow Agreement, to the extent that the then outstanding amount of escrowed funds is sufficient to pay such items. If the then outstanding amount of the escrowed funds is insufficient to pay any such item in full (including if all escrowed funds have been released), the payment of such item as to which the Indemnified Purchaser Party is entitled to payment under this Agreement and which is not able to be paid from the escrowed funds shall be the obligation of Seller and Seller shall make full payment of any and all such items to the Indemnified Purchaser Party within 30 calendar days after the date of determination of Liability.

     (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party shall pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the "Prime Rate" published from time to time in the "Money Rates" table of the Eastern Edition of The Wall Street Journal.

                                   ARTICLE XII
                       CONFIDENTIALITY AND PRESS RELEASES

     Section 12.01. Confidentiality. The Non-Disclosure Agreement dated August 31, 2000 between Seller and Purchaser (the "NDA") shall remain in effect in accordance with its terms, except that it may only be terminated with respect to information related to the Cellular System upon termination of this Agreement, and except that the provisions of Section 7 thereof shall be subject to the provisions of Section 7.07 of this Agreement. The obligations of Purchaser under the NDA and under this Article XII shall terminate as of the Closing, except with respect to Information (as defined in the NDA) of Seller that does not relate to the Business that Purchaser is required by the NDA to keep confidential.

     Section 12.02. Press Releases. No press release or public disclosure or disclosure to any third party, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Seller without the consent of the other subject to the provisions of Section 12.03, and Purchaser and Seller shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser or Seller, as the case may be, proposes to make such press release.

     Section 12.03. Disclosures Required By Law. This Article XII shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by Law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit Seller, Purchaser or any of their Affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone system; provided, however, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential in accordance with the terms of Section 12.01 hereof; and provided, however, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

                                  ARTICLE XIII
                                   TERMINATION

     Section 13.01. Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have sixty (60) days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; provided, however, that if such breach is curable but is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional sixty (60) days to cure such breach; provided, however, Purchaser shall have no opportunity to cure the breach of its obligations to deliver any required portion of the Purchase Price to be delivered at Closing; and provided, further, however, that the cure period for a breach shall in no event extend beyond the Outside Date (as defined in Section 13.02(e)). If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 13.02). This right of termination shall be in addition to, and not in lieu of, any rights of the Non-Breaching Party under Article XI of this Agreement. Notwithstanding anything to the contrary set forth in this Section 13.01, the provisions of this
Section 13.01 shall not apply in the event Purchaser fails to deliver the Purchase Price even though all of the closing conditions set forth in Article VIII have been satisfied.

     Section 13.02. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

     (a) by mutual written consent of Seller and Purchaser;

     (b) by either Purchaser or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the transaction contemplated by this Agreement (which Seller and Purchaser shall have used all commercially reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) subject to Section 13.01, by Purchaser, if, as of any date, Seller shall have breached any of its representations, warranties or covenants such that the condition set forth in Section 8.01 shall not be satisfied as of such date;

     (d) subject to Section 13.01, by Seller, if, as of any date, Purchaser shall have materially breached any of its representations, warranties or covenants such that the condition set forth in Section 9.01 shall not be satisfied as of such date; or

     (e) by either Seller or Purchaser if the Closing shall not have occurred on or before the date that is nine months after the date of this Agreement (the "Outside Date"), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

                                   ARTICLE XIV
                                  BROKERS' FEES

     Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XI hereof.

                                   ARTICLE XV
                                   ARBITRATION

     Any controversy, dispute or claim (collectively, a "Dispute") between the parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then pertaining. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA rules. The arbitration shall be held in the State of New York unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction in the State of New York; provided however, that nothing contained in this Article XV shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the subject matter hereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve any claim hereunder.

     Any such arbitration will be conducted before a single arbitrator who shall be chosen by agreement of the parties, or, if the parties cannot agree, in accordance with the rules of the AAA. The arbitrator shall permit such discovery as he shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within sixty (60) days after appointment of the arbitrator.

     The substantially prevailing party in any arbitration hereunder, as determined by the arbitrator, shall be entitled to an award of a percentage of its reasonable costs incurred in connection therewith, including attorneys' fees, determined by dividing the amount actually awarded to the prevailing party by the amount claimed by the prevailing party.

     For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

     Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

     The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement and shall make his decision based on and in accordance with the provisions of this Agreement.

                                   ARTICLE XVI
                                  MISCELLANEOUS

     Section 16.01. Additional Instruments of Transfer. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser of all of Seller's or any Affiliate of Seller's right, title and interest in and to any assets used primarily in the Business other than any assets set forth on Schedule 7.15. Such efforts and assistance shall be at the cost of the requesting party.

     Section 16.02. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

            If to Purchaser:

            Cellco Partnership
            180 Washington Valley Road
            Bedminster, NJ  07921
            Attention: John Schreiber
            Facsimile: 908-306-6442

            with a required copy to:

            Cellco Partnership
            180 Washington Valley Road
            Bedminster, NJ  07921
            Attention: Steven B. Jackman, Esq.
            Facsimile:  908-306-7766

            If to Seller:

            Dobson Cellular Systems, Inc.
            14201 Wireless Way
            Oklahoma City, OK 73134
            Attention: Ronald L. Ripley, Senior Corporate Counsel Facsimile No.: (405) 529-8765

            with a required copy to:

            Edwards & Angell, LLP
            2800 Financial Plaza
            Providence, Rhode Island 02903
            Attention:  David K. Duffell, Esq.
            Facsimile No.:  (401) 276-6611

     Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

     Section 16.03. Expenses. Each party shall bear its own expenses and costs, including the fees of any corporate or FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided that Purchaser shall bear the expense of all FCC, Hart-Scott-Rodino Act (if applicable) and other governmental filing fees.

     Section 16.04. Transfer Taxes. Purchaser and Seller shall bear equally the expense of all use, sales, transfer and other similar transaction taxes, if any, which are imposed solely and directly by reason of the sale and delivery of the Purchased Assets or the transfer of control of the Partnership from Seller to Purchaser under this Agreement. Notwithstanding anything else to the contrary set forth in this Section 16.04, Purchaser shall in no event be responsible in any manner for the payment of any taxes on any gross or net income, gross or net receipts or gain which Seller may realize as a result of the sale of the Purchased Assets or otherwise related to the transactions contemplated by this Agreement.

     Section 16.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without application of principles of conflicts of law). In connection with any controversy arising out of or related to this Agreement, Seller and Purchaser hereby irrevocably consent to the jurisdiction of the United States District Court for the District of New York, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New York. Seller and Purchaser each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.

     Section 16.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed.

     Section 16.07. Successors and Assigns. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

     Section 16.08. Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     Section 16.09. Entire Agreement. Except for the NDA, this Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

     Section 16.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

     Section 16.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

     Section 16.12. Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 16.13. Interpretation. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) "or" has the inclusive meaning frequently identified with the phrase "and/or," (b) "including" has the inclusive meaning frequently identified with the phrase "including, but not limited to" and (c) references to "hereof," "hereunder" or "herein" or words of similar import relate to this Agreement.

     Section 16.14. Further Assurances. For a period of six (6) months after Closing, Seller agrees to provide to Purchaser from time to time any information that Seller possesses with respect to the operation of the Business prior to the Closing which the Purchaser reasonably requests in the future in connection with the Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

     Section 16.15. Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 16.16. Remedies. The parties acknowledge and agree that the Purchased Assets are unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by Seller in the performance of its obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach by Seller prior to the Closing, Purchaser shall be entitled, among other remedies, to a decree of specific performance.

     Section 16.17. Certain Defined Terms. For purposes of this Agreement (including the Schedules hereto) the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

     "Affiliate" or "affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise.

     "Contract" means any written or oral contract, agreement, lease, license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

     "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause a Lien to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation, acceleration or a right to receive damages or a payment of penalties.

     "Liability" means any liability, indebtedness, obligation, expense, claim, loss, cost, damage, obligation, responsibility, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, known or unknown, due or to become due, liquidated or unliquidated, whether or not secured.

     "Liens" means all security interests, liens, pledges, charges, encroachments, defects of title, options, rights of first refusal, easements or any other encumbrance or restriction on the use or exercise of any attribute of ownership.

     "Permitted Liens" means (i) any lien or other encumbrance for taxes and assessments not yet past due, (ii) any lien or other encumbrance provided for in, or arising out of, any Partnership Contract (other than those listed on Schedule 7.15) and not related to any indebtedness for borrowed money, (iii) any lien or other encumbrance not related to any indebtedness for borrowed money that does not materially detract from the value of, or interfere with the use of, the property subject thereto or affected thereby or materially impair the operation of the Business (including any easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, encroachments, reservations in land patents, zoning ordinances or other similar liens or other encumbrances), (iv) as to leaseholds, interests of the lessors thereof and Liens affecting interests of such lessors and (v) any lien or other encumbrance set forth on Schedule 16.17 attached hereto.

     "Person" means any corporation, partnership, limited liability company, joint venture, business association, other entity or individual.

     "Seller's Knowledge" or "to the knowledge of Seller" or any similar phrase means the actual knowledge of (i) Everett Dobson, Bruce Knooihuizen, Edward Evans, Thomas Coates, Ron Ripley or Tim Duffy after reasonable inquiry of the network operations manager for the Cellular System, or (ii) Claude Ellison; provided, however, that when the phrase "to Seller's knowledge, the Partnership" is used (with or without the comma) in any representation or warranty, the sole effect of such knowledge qualification shall be to prevent Seller from making any representation or warranty with respect to actions or omissions that GRT or any other partner of the Partnership other than the Seller caused the Partnership to take or not to take without the knowledge of the persons named above (after the inquiry provided for above).

     "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Partnership Interest and Asset Purchase Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                   SELLER:

                                   DOBSON CELLULAR SYSTEMS, INC.


                                   By:    EVERETT DOBSON
                                   Name:  Everett Dobson
                                   Title: Chief Executive Officer


                                   PURCHASER:

                                   CELLCO PARTNERSHIP
                                   D/B/A VERIZON WIRELESS


                                   By:    DENNIS F. STRIGL
                                   Name:  Dennis F. Strigl
                                   Title: President and Chief Executive
                                          Officer




   [Signature page of Partnership Interest and Asset Purchase Agreement, dated as of December 6, 2001, by and between Dobson Cellular Systems,
              Inc. and Cellco Partnership D/B/A Verizon Wireless.]